Exhibit 99.1

Contango Reports First Quarter Results

HOUSTON--(BUSINESS WIRE)--November 9, 2011--Contango Oil & Gas Company (NYSE Amex:MCF) reported revenues from sales of natural gas, oil and natural gas liquids for the three months ended September 30, 2011 of approximately $44.2 million, compared to $53.1 million for the same period last year. This decrease of $8.9 million was attributable to reduced production from our wells (see table below).

The Company reported net income attributable to common stock for the three months ended September 30, 2011 of approximately $14.9 million, or $0.95 per basic and diluted share. This compares to net income attributable to common stock for the three months ended September 30, 2010 of approximately $18.9 million, or $1.21 per basic share and $1.20 per diluted share, which includes a loss of approximately $0.9 million, or $0.06 per basic share and diluted share, attributable to discontinued operations from the sale of our Conterra Company assets and the distribution of Contango ORE, Inc. stock.

The table below sets forth average prices and daily production data in Mmcfed from our wells for the three months ended September 30, 2010 and September 30, 2011, and average daily production for the month ended October 31, 2011 and as of November 3, 2011:

	Three Months Ended		Month of	As of
Production	September 30, 2010	September 30, 2011	October 2011	November 3, 2011
Dutch and Mary Rose Wells	76.3	59.5	62.8	66.8
Eloise North and South (Dutch #5)	4.2	3.7	2.2	2.4
Ship Shoal 263 Well (Nautilus)	16.7	7.6	12.8	-	*
Vermilion 170 Well (Swimmy)	-	2.3	16.2	16.5
Non-operated wells	-	0.3	0.3	0.3
	97.2	73.4	94.3	86.0

Average sales price ($/Mmcfe)	$5.94	$6.54

* As at November 3, 2011, we were producing approximately 86.0 Mmcfed, without any production from Ship Shoal 263 which was temporarily shut-in due to a leak on a third-party owned and operated pipeline. On November 8, 2011, this well resumed production at 12.3 Mmcfed.

Our capital expenditure budget for the remainder of fiscal year 2012 is approximately $70.6 million, consisting of the following:

  Investing $1.5 million to recomplete our Eloise North well uphole in the Cib-Op section;
  Investing approximately $25.0 million to drill our Ship Shoal 121/134 (Eagle) prospect;
  Investing approximately $25.0 million to drill our South Timbalier 75 (Fang) prospect;
  Investing approximately $19.1 million in Alta Energy Partners LLC.

Should the Company have exploration success with any of its offshore exploration wells, our capital expenditure budget will be significantly increased. As of November 3, 2011, we had no debt, approximately $112 million in net available cash, and $40.0 million of unused borrowing capacity.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “We have received all of the permits required to begin drilling our Eagle prospect (Ship Shoal 121/134) and are only waiting on the Hercules 205 rig which is drilling a well for another operator. We currently expect this rig to become available in mid to late December 2011, and anticipate approximately 100 days of drilling before we will be able to log the well. Whether the well is dry or a discovery, we plan to move this same rig to drill our Fang prospect (South Timbalier 75). These are two very expensive and risky prospects, but we like the prospects, have the capital, and as a significant tax payer, the amount of taxes we would otherwise pay would be significantly reduced in the event of a dry hole, which reduces our after-tax risk in drilling these two prospects.”

Mr. Peak continued, “I wish I could be more sanguine about natural gas prices, but production continues to grow faster than demand, and the anticipated surge in production from the Marcellus shale play is still growing. The old saying about 'the best cure for low prices is low prices' will likely be put to the test absent an extremely cold winter. On a more positive note, our revenues are derived about 50/50 from natural gas and liquids (condensate and NGLs) despite the fact that our production volumes (6 mcf to 1 barrel of oil) are split 76/24 natural gas to liquids.”

Below are the Company’s results of operations for the three months ended September 30, 2011 and 2010:

	Three Months Ended September 30,
	2011	2010
	(thousands, except per share amounts)
REVENUES:
Natural gas, oil and liquids sales	$44,203	$53,097
Total revenues	44,203	53,097

EXPENSES:
Operating expenses	5,899	4,604
Exploration expenses	32	73
Depreciation, depletion and amortization	10,956	14,026
Impairment of natural gas and oil properties	1,031	-
General and administrative expenses	2,248	2,997
Total expenses	20,166	21,700

OTHER INCOME (EXPENSE):	(77)	(63)

NET INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	23,960	31,334
Provision for income taxes	(9,056)	(11,516)
NET INCOME FROM CONTINUING OPERATIONS	14,904	19,818

DISCONTINUED OPERATIONS
Discontinued operations, net of income taxes	-	(877)
NET INCOME ATTRIBUTABLE TO COMMON STOCK	$14,904	$18,941

NET INCOME PER SHARE:
Basic
Continuing operations	$0.95	$1.27
Discontinued operations	$-	$(0.06)
Total	$0.95	$1.21
Diluted
Continuing operations	$0.95	$1.26
Discontinued operations	$-	$(0.06)
Total	$0.95	$1.20

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	15,639	15,666
Diluted	15,642	15,780

Below is a summary of the Company’s production data, average sales price received, and selected data per thousand cubic feet equivalent, for the three months ended September 30, 2011 and 2010:

	Three Months Ended September 30,
	2011	2010
Production Data:
Natural gas (million cubic feet)	5,159	6,680
Oil and condensate (thousand barrels)	131	193
Natural gas liquids (thousand gallons)	5,710	7,739
Total (million cubic feet equivalent)	6,761	8,944

Natural gas (million cubic feet per day)	56.1	72.6
Oil and condensate (thousand barrels per day)	1.4	2.1
Natural gas liquids (thousand gallons per day)	62.1	84.1
Total (million cubic feet equivalent per day)	73.4	97.2

Average Sales Price:
Natural gas (per thousand cubic feet)	$4.28	$4.61
Oil and condensate (per barrel)	$105.55	$76.61
Natural gas liquids (per gallon)	$1.44	$0.98
Total (per thousand cubic feet equivalent)	$6.54	$5.94

Selected data per Mcfe:
Lease operating expenses	$0.87	$0.51
General and administrative expenses	$0.11	$0.34
Depreciation, depletion and amortization of natural gas and oil properties	$1.60	$1.55

Contango is a Houston-based, independent natural gas and oil company. The Company’s business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango Oil & Gas Company
Kenneth R. Peak, 713-960-1901
www.contango.com